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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2022

FULGENT GENETICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37894	81-2621304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4978 Santa Anita Avenue Temple City, California	91780
(Address of Principal Executive Offices)	(Zip Code)

(626) 350-0537

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	FLGT	The Nasdaq Stock Market (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 16, 2022, Fulgent Therapeutics LLC (“Fulgent Therapeutics”), a California limited liability company and wholly-owned subsidiary of Fulgent Genetics, Inc., a Delaware corporation (“Fulgent Genetics”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Fulgent Therapeutics, Ducks Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Fulgent Therapeutics (“Merger Sub”), solely for purposes of Section 6.20 of the Merger Agreement, Fulgent Genetics, Symphony Buyer, Inc., a Delaware corporation (“Symphony”), solely in its capacity as the representative of Symphony’s securityholders, Avista Capital Partners IV GP, L.P., a Delaware limited partnership, and solely for purposes of Section 6.21, Article VIII and Section 10.14 of the Merger Agreement, those stockholders of Symphony set forth on the signature page thereto. Under the Merger Agreement, on the terms and subject to the satisfaction of the conditions set forth therein, on the effective date of the Merger (as defined below), Merger Sub will be merged with and into Symphony with Symphony continuing as the surviving corporation and a wholly-owned subsidiary of Fulgent Therapeutics, and the separate corporate existence of Merger Sub will cease (the “Merger”). As consideration for the Merger, and subject to the terms and conditions contained in the Merger Agreement, Fulgent Therapeutics will pay to the securityholders of Symphony approximately $170,000,000 at closing, subject to customary adjustments for closing cash, closing indebtedness, closing working capital, closing transaction expenses and other transaction matters.

The Merger Agreement contains representations, warranties, and covenants by the parties customary for a transaction of this nature. Fulgent Therapeutics’ recourse with respect to breaches of Symphony’s representations and warranties will be a customary representations and warranties insurance policy, subject to certain policy limits, exclusions, deductibles, and other terms and conditions.

From the date of the Merger Agreement until the closing of the Merger, Symphony, on behalf of itself and its subsidiaries, has agreed, among other things, to use commercially reasonable efforts to conduct its business in the ordinary course of business and to comply with certain covenants regarding the operation of Symphony and its subsidiaries.

The closing of the Merger is subject to various conditions, including without limitation, (i) the adoption of the Merger Agreement by holders of a majority of the outstanding shares of Symphony’s common stock, (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any order or law prohibiting the consummation of the Merger, and (iv) the accuracy of the representations and warranties contained in the Merger Agreement, subject to customary materiality qualifications, as of the date of the Merger Agreement and as of the closing of the Merger, and compliance in all material respects with the covenants and agreements contained in the Merger Agreement. The stockholders of Symphony approved the Merger on April 16, 2022.

The Merger Agreement may be terminated (i) by mutual agreement of Fulgent Therapeutics and Symphony, (ii) by Fulgent Therapeutics or Symphony if the Merger has not been completed by August 15, 2022 (unless such party’s breach is the proximate cause for the Merger not being completed by such date), subject to extension by the mutual agreement of the parties in certain circumstances, (iii) by Fulgent Therapeutics or Symphony if the Merger is enjoined by law or order, or (iv) by Fulgent Therapeutics or Symphony upon certain breaches of the Merger Agreement by the other party.

The foregoing description of the terms of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which Fulgent Genetics intends to file as an exhibit to a subsequent periodic report.

Item 2.02 Results of Operations and Financial Condition.

On April 18, 2022, Fulgent Genetics issued a press release announcing the Merger and its preliminary revenue results for the quarter ending March 31, 2022. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in Item 2.02, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Fulgent Genetics, Inc., dated April 18, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2022	FULGENT GENETICS, INC.

	By:	/s/ Paul Kim
	Name:	Paul Kim
	Title:	Chief Financial Officer